FMS FINANCIAL CORPORATION

FOR IMMEDIATE RELEASE
---------------------

March 7, 2007

For Further Information Contact: (609) 386-2400
Craig W. Yates, President
Thomas M. Topley, Senior Vice President, Operations

               FMS FINANCIAL CORPORATION ANNOUNCES BRANCH CLOSINGS

Burlington, New Jersey (March 7, 2007) - FMS Financial Corporation (NASDAQ "FMCO") today reported that it intends to close 11 New Jersey branch locations of its wholly-owned banking subsidiary, Farmers & Mechanics Bank, including all seven Wal-Mart branch locations, at an estimated net cost of approximately $1.5 million or $.23 per share, substantially all of which is to be incurred during the quarter ending June 30, 2007. The costs associated with the branch closings consist primarily of employee costs, fixed assets and early lease cancellation fees as all of the Wal-Mart branches are operated under long-term leases.

On October 13, 2006, the Company announced that it had entered into a definitive merger agreement with Beneficial Mutual Bancorp, Inc., the parent of Beneficial Mutual Savings Bank. Under the terms of the agreement, Beneficial will conduct a minority stock offering to its depositors and the public and immediately thereafter will acquire FMS Financial Corporation. Upon completion of the merger, Farmers & Mechanics Bank will be merged with and into Beneficial Mutual Savings Bank. The proposed merger is currently pending, subject to customary conditions to closing and is expected to be completed by the third quarter of 2007. Beneficial has agreed to indemnify the Company for any and all costs associated with the branch closures in the event that the merger is not consummated for any reason.

FMS Financial Corporation is the holding company for Farmers & Mechanics Bank that operates forty-two banking offices in Burlington, Camden and Mercer Counties, New Jersey.

Beneficial Mutual Bancorp, Inc. will file a Registration Statement on Form S-1 with the Securities and Exchange Commission (SEC), which will contain the proxy materials of FMS Financial Corporation and certain other information regarding Beneficial. These proxy materials will set forth complete details of the merger. Investors are urged to carefully read the proxy materials when filed with the SEC because they will contain important information. Investors will be able to obtain a copy of the proxy materials free of charge at the SEC's Web site at www.sec.gov. The materials may also be obtained for free by directing a written request to FMS Financial Corporation, 3 Sunset Road, Burlington, New Jersey, 08016, Attention: Secretary. Investors should read the proxy materials before making a decision regarding the merger. FMS Financial Corporation, and its directors and executive officers, may be deemed to be "participants" in FMS' solicitation of proxies in connection with the proposed merger. Information regarding participants, including their holdings of FMS stock, is contained in the FMS Financial Corporation definitive proxy materials relating to its 2006 annual meeting of shareholders as filed with the SEC on March 24, 2006.

This release may contain forward-looking statements. We caution that such statements may be subject to a number of uncertainties and actual results could differ materially and, therefore, readers should not place undue reliance on any forward-looking statements. FMS Financial Corporation does not undertake, and specifically disclaims, any obligation to publicly release the results of any revisions that may be made to any forward-looking statements to reflect the occurrence of anticipated or unanticipated events or circumstances after the date of such statements.